MADSEN & ASSOCIATES CPA’S, INC.

684 EAST VINE STREET STE 3

SALT LAKE CITY, UTAH   84107

(801) 268-2632

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Shareholders

Green Dragon Wood Products, Inc.

We hereby consent to the inclusion in this SB-2A Registration Statement of Green Dragon Wood Products, Inc. of our report dated December 5, 2007, relating to the financial statements of Green Dragon Wood Products, Inc. as of March 31, 2007 and 2006 and for the two years ended March 31, 2007 and 2006, and to the use of our name as it appears under the caption "Experts".

Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

January 22, 2008